Exhibit 99.1

Pinnacle Airlines Corp. Reports 2008 Full Year and Fourth Quarter Financial Results

MEMPHIS, TN – March 5, 2009 – Pinnacle Airlines Corp. (NASDAQ: PNCL) (the “Company”) today reported its fourth quarter and full year 2008 results of operations.  Prior to reviewing the Company’s financial results, the People of Pinnacle Airlines Corp. wish to acknowledge the terrible tragedy of flight 3407.  Fifty individuals perished in the crash of flight 3407 on February 12, 2009.

“On behalf of our senior management team and the entire Pinnacle Airlines Corp. family, I want to again express our deepest sympathies to the families of the passengers and crew members of flight 3407 and to those affected on the ground,” said Philip Trenary, the Company’s President and Chief Executive Officer.  “We are all profoundly saddened by this terrible accident.”

Company reports consolidated fourth quarter 2008 operating income of $16.3 million

The Company reported fourth quarter 2008 net income of $4.0 million and fully diluted earnings per share (“EPS”) of $0.22, excluding an $8.1 million ($7.8 million net of tax) special charge related to impairment of its auction rate securities (“ARS”) portfolio.  Including this charge, the Company reported a net loss of $3.8 million and a net loss per share of $0.21 for the fourth quarter of 2008.  The Company reported net income and EPS of $6.7 million and $0.32, respectively, for the fourth quarter of 2007.

The Company’s consolidated operating income during the fourth quarter of 2008 was $16.3 million, an increase of 73% over the fourth quarter of 2007.  During the fourth quarter of 2008, Pinnacle Airlines, Inc. (“Pinnacle”), the Company’s regional jet operating subsidiary, reported operating income and an operating margin of $13.8 million and 9.0%, respectively, while Colgan Air, Inc. (“Colgan”), the Company’s regional turboprop operating subsidiary, reported operating income and an operating margin of $2.5 million and 4.0%, respectively.

The Company’s consolidated net income for the full year 2008 excluding special charges was $19.9 million. During 2008, the Company recorded a special charge of $13.5 million ($8.7 million net of taxes) related to the impairment of goodwill and aircraft lease return costs associated with the restructuring of Colgan’s pro-rate operations.  In addition, the Company recorded charges totaling $16.8 million ($16.1 million net of taxes) related to the impairment of its ARS portfolio.  Including these charges, the Company recorded a net loss and net loss per share of $4.9 million and $0.27, respectively, for 2008.  In 2007, the Company reported net income and EPS of $37.3 million and $1.61, respectively, excluding special items.

Recent Financial Accomplishments

-- During January 2009 the Company repurchased $12 million par amount of its 3.25% convertible notes due 2025 (the “Notes”) for a purchase price of approximately $9 million.  This reduces the Company’s potential obligation in February 2010, when the holders of the Notes have an option to require the Company to redeem the Notes at par.  The Company continues to evaluate financing alternatives to raise additional capital in 2009, and may purchase additional Notes prior to the February 2010 optional redemption date.

-- The Company has finalized the amount of its 2008 federal income tax refund and expects to receive approximately $31 million in April 2009.  This tax refund will further improve the Company’s liquidity.

-- In January 2009, Colgan and Continental Airlines agreed to expand their relationship whereby Colgan will acquire and operate an additional 15 Q400 aircraft under its capacity purchase agreement with Continental (the “CPA”).  Colgan is scheduled to take delivery of these aircraft from August 2010 through April 2011.  Colgan also secured from Bombardier options to purchase an additional 15 Q400 aircraft with delivery dates beginning in March 2013.  These options are reserved exclusively for Continental.  In connection with this aircraft order, the Company has also arranged for a commitment from a lender to finance the 2010 and 2011 aircraft deliveries on terms substantially similar to the financing arrangements for its existing Q400 fleet.  This arrangement includes a commitment to finance most pre-delivery payments.  All of the Company’s payment obligations through April 2010 associated with this aircraft order have been financed.

-- In December 2008, Pinnacle took delivery of three CRJ-900 aircraft to be operated under its Delta Connection Agreement (the “DCA”) with Delta Air Lines.  These aircraft went into service under the DCA during the first quarter of 2009. With the addition of these three aircraft, Pinnacle now operates 14 permanent CRJ-900 aircraft under the DCA.  Pinnacle expects to take delivery of the remaining two CRJ-900 aircraft and place them into service under the DCA during the second quarter of 2009.  In January, Pinnacle also began returning to Delta the seven CRJ-900 aircraft that it has temporarily operated under the DCA.  These seven aircraft will be fully transitioned back to Delta during the second quarter of 2009, at which time Pinnacle will operate its permanent fleet of 16 CRJ-900 aircraft under the DCA.

-- Colgan continues to execute on its previously announced pro-rate turn-around plan.  Colgan retired six Saab 340 and three Beech 1900 aircraft during the fourth quarter of 2008. During February 2009, Colgan retired its remaining two Beech 1900 aircraft from the operating fleet.  The Company will continue to evaluate Colgan’s pro-rate operations and may make additional adjustments throughout 2009 depending on revenue and fuel price trends.

Fourth Quarter 2008 Financial and Operating Results

During the fourth quarter of 2008, Pinnacle completed 111,167 block hours and 67,325 departures, increases of 1% and 2%, respectively, over the same period in 2007.  Capacity increases associated with Pinnacle’s new CRJ-900 fleet operating under the DCA were partially offset by a decrease of 13 CRJ-200 aircraft that were returned to Northwest Airlines during 2008.  Colgan completed 36,262 block hours and 28,561 departures during the fourth quarter, increases of 12% and 5%, respectively, over the same period in 2007.  The addition of Colgan’s Q400 aircraft fleet was the primary factor in the growth in its operations.

The Company recorded consolidated operating revenue during the fourth quarter of 2008 of $217.5 million, an increase of $16.4 million, or 8%, over the same period in 2007.  The increase is primarily related to an increase of $31.1 million in revenue earned under the Company’s new DCA and CPA, partially offset by a decrease of $8.3 million in revenue earned under the Company’s CRJ-200 Airline Services Agreement (the “CRJ-200 ASA”) with Delta due to the return of 13 CRJ-200 aircraft throughout 2008.  Also partially offsetting this increase was a decrease in Colgan’s pro-rate revenue of $6.4 million, related primarily to the retirement of aircraft and exit of unprofitable markets, as compared to the same period in 2007.

Consolidated operating income and operating margin were $16.3 million and 7.5%, respectively, during the fourth quarter of 2008.  Consolidated operating income and operating margin for the fourth quarter of 2007 were approximately $9.5 million and 4.7%, respectively.

Pinnacle reported fourth quarter 2008 operating income and operating margin of $13.8 million and 9.0%, a decrease of $0.4 million and 0.4 points, respectively, from the fourth quarter of 2007.  This decrease is primarily related to a decrease in flight crew productivity due to higher than planned levels of pilot and flight attendant staffing.  Pinnacle also incurred certain ownership costs related to two CRJ-900 aircraft that delivered in July 2008 but that did not enter permanent scheduled service under the DCA until January 2009.  In addition, Pinnacle experienced an increase in unreimbursed maintenance costs associated with its CRJ-200 fleet.  During the fourth quarter, unreimbursed maintenance costs increased at a greater rate than the inflation indexed revenue increases that Pinnacle received under the CRJ-200 ASA.  In addition, Pinnacle has undertaken several maintenance programs that are expected to increase the operating reliability of the fleet, decrease maintenance costs in future periods, or that are recommended by the engine manufacturer.  Pinnacle expects to continue to be affected by these higher maintenance costs during 2009.  Partially offsetting these increased labor and maintenance costs is the addition of income from Pinnacle’s DCA.

Colgan reported operating income and operating margin of $2.5 million and 4.0%, an increase of $7.3 million and 13.8 points, respectively, from the fourth quarter of 2007.  The addition of Colgan’s Q400 aircraft fleet contributed significantly to the improvement in operating income during the fourth quarter.  In addition, Colgan’s revenue per available seat mile within its pro-rate operations increased by 22% from the same period in the prior year due to increases in Essential Air Service subsidies, the elimination of lower unit revenue markets, and a general increase in fares as compared to the fourth quarter of 2007.  A decrease in Colgan’s fuel cost as compared to the same period in the prior year also contributed to the increase in operating income.  Colgan’s fuel cost per gallon during the fourth quarter of 2008 was $2.41, down $0.30 from $2.71 during the same period 2007.

Net nonoperating expense for the fourth quarter was approximately $17.2 million, as compared to net nonoperating income of $0.4 million during the fourth quarter of 2007. The increase is primarily related to an increase in interest expense of $8.0 million from the investments the Company has made in its new fleet of Q400 and CRJ-900 aircraft. In addition, the Company recorded an impairment charge of $8.1 million on the Company’s investment portfolio of auction rate securities (“ARS”).   The market for ARS continues to be illiquid.  While the Company’s ARS portfolio still contains highly rated securities with strong underlying collateral support, changes in interest rates and credit spreads have caused a decline in the estimated value of the Company’s ARS portfolio.  The Company has recorded this $8.1 million impairment charge to reflect this estimated decline in value.

Full Year 2008 Financial and Operating Results

During the full year 2008, Pinnacle completed 442,911 block hours and 267,893 departures, increases of 1% and 1%, respectively, over 2007. Colgan completed 152,890 block hours and 121,635 departures, increases of 21% and 13%, respectively, over 2007. During 2008, the Company continued executing its growth plan with the addition of 13 CRJ-900 aircraft and 15 Q400 aircraft, which is the primary reason for increases in both block hours and departures.   Offsetting this increase in capacity was the return of 13 CRJ-200 aircraft during 2008.

For the year ended December 31, 2008, the Company recorded consolidated operating revenue of $864.8 million, an increase of $77.4 million, or 10%, over 2007. The increase is primarily related to an increase in the Company’s capacity purchase revenue as a result of the Company’s Q400 and CRJ-900 fleet growth, partially offset by the reduction in CRJ-200 aircraft.  The Company’s pro-rate revenue also increased slightly as a result of an increase in unit revenue stemming from the changes made under the Company’s pro-rate operations restructuring efforts.

In 2008, Pinnacle achieved operating income and an operating margin of $53.5 million and 8.7%, a decrease of $3.9 million and 1.0 point, respectively, from 2007.  Operating income decreased in 2008 primarily from a decrease in productivity for Pinnacle’s pilots and flight attendants, increased unreimbursed maintenance costs, and transition costs associated with the introduction of the CRJ-900 fleet.  Pinnacle did not receive the fixed revenue associated with ownership costs for the period of time between when an aircraft delivered to Pinnacle and when it was placed into service under the DCA.   Pinnacle absorbed the majority of the ownership costs for two CRJ-900 aircraft during the third and fourth quarters of 2008.

Excluding special charges of $13.5 million related to goodwill impairment and aircraft lease return costs associated with Colgan’s pro-rate restructuring plan, Colgan reported operating income and an operating margin of $5.6 million and 2.2%, an increase of $10.7 million and 4.8 points, respectively, from 2007.  Including these special items, Colgan reported an operating loss of $7.9 million. The increase in operating income excluding the aforementioned special charges relates to the addition of Colgan’s Q400 fleet in 2008 and increases in unit revenue associated with Colgan’s pro-rate operations, offset primarily by an $11.3 million increase in Colgan’s fuel costs.

Net nonoperating expense for the year ended December 31, 2008 was approximately $44.3 million, an increase of $42.9 million, as compared to nonoperating expense of $1.4 million during 2007. The increase is primarily related to an increase in interest expense of $25.8 million from the debt associated with the investments the Company has made in its new fleet of Q400 and CRJ-900 aircraft. In addition, the Company recorded total impairment charges during the year of $16.8 million related to the Company’s ARS portfolio.

Consolidated net income for the year ended December 31, 2008 excluding the special charges related to ARS impairment, goodwill, and aircraft lease return costs, was $19.9 million, as compared to net income during the year ended 2007 of $37.3 million. Including these items, the Company’s consolidated net loss for 2008 was $4.9 million.

Cash and Investments

The Company ended the quarter with cash and cash equivalents totaling $69.5 million.

The Company generated $14.9 million in cash and cash equivalents from operating activities during the fourth quarter 2008.  This consisted of $18.8 million of cash generated from airline operations, net of a $3.8 million payment related to settlement of the last remaining interest rate hedge associated with the Company’s aircraft interest hedging program.  All of the interest rate hedges that the Company entered into have now been settled, and the Company does not anticipate any additional cash outflows associated with this program.

Cash used for investing activities of $5.1 million primarily related to the net purchase of three CRJ-900 aircraft and other non-aircraft capital expenditures.  Cash used in financing activities was $4.2 million, which included $10.0 million in credit facility proceeds, partially offset by $6.4 million in debt repayments associated with the pre-delivery payment financing facilities for three CRJ-900 aircraft and $7.8 million of regularly scheduled principal payments on long-term debt and other items.

About Pinnacle Airlines Corp.

Pinnacle Airlines Corp., an airline holding company, is the parent company of Pinnacle Airlines, Inc. and Colgan Air, Inc.  Pinnacle Airlines, Inc. operates under Delta brands and operates 124 CRJ-200 and 16 CRJ-900 regional jet aircraft in the United States, Canada, the Bahamas, Mexico, and U.S. Virgin Islands. Colgan Air, Inc. operates as Continental Connection, United Express and US Airways Express and operates a fleet of 14 Q400 and 34 Saab aircraft.

Non-GAAP Disclosures

This release and certain tables accompanying this release include certain financial information not prepared in accordance with generally accepted accounting principles ("GAAP"), the Company's operating income, operating margin, net income and diluted earnings (loss) per share ("EPS") for the three and twelve months ended December 31, 2008 and 2007, excluding special charges related to the impairment of goodwill and aircraft lease return costs and the impairment of auction rate securities in 2008 and the loss on the sale of the unsecured claim in 2007. The Company believes that this information is useful to investors as it indicates more clearly the Company's comparative year-to-year results. None of this information should be considered a substitute for any measures prepared in accordance with GAAP. The Company has included its reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures in the accompanying schedules.

Forward-Looking Statements

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our website or online from the Commission.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.

For further information, please contact Joe Williams, at (901) 346-6162, or visit our website at www.pncl.com.

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Pinnacle Airlines Corp.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,
	2008	2007
Operating revenues:
Regional airline services	$215,245	$198,483
Other	2,253	2,617
Total operating revenues	217,498	201,100
Operating expenses:
Salaries, wages and benefits	54,388	50,553
Aircraft rentals	31,120	34,664
Ground handling services	23,647	24,168
Aircraft maintenance, materials and repairs	26,912	25,116
Other rentals and landing fees	19,471	14,615
Aircraft fuel	7,847	11,404
Commissions and passenger related expense	5,589	6,707
Depreciation and amortization	7,952	2,445
Other	24,226	21,976
Total operating expenses	201,152	191,648
Operating income	16,346	9,452
Operating income as a percentage of operating revenues	7.5%	4.7%
Nonoperating (expense) income:
Interest expense	(10,746)	(2,744)
Impairment of auction rate securities	(8,125)	-
Interest income	1,544	3,133
Miscellaneous income, net	115	2
Total nonoperating (expense) income	(17,212)	391
(Loss) income before income taxes	(866)	9,843
Income tax expense	(2,960)	(3,137)
Net (loss) income	$(3,826)	$6,706
Basic (loss) earnings per share	$(0.21)	$0.35
Diluted (loss) earnings per share	$(0.21)	$0.32
Shares used in computing basic (loss) earnings per share	17,867	19,411
Shares used in computing diluted (loss) earnings per share	17,867	20,894

Pinnacle Airlines Corp.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Years Ended December 31,
	2008	2007
	(Unaudited)
Operating revenues:
Regional airline services	$855,659	$777,179
Other	9,126	10,195
Total operating revenues	864,785	787,374
Operating expenses:
Salaries, wages and benefits	219,971	195,767
Aircraft rentals	128,559	138,661
Ground handling services	96,359	96,306
Aircraft maintenance, materials and repairs	92,909	89,661
Other rentals and landing fees	71,857	58,956
Aircraft fuel	49,450	38,122
Commissions and passenger related expense	27,025	25,740
Depreciation and amortization	26,518	9,265
Other	92,982	83,533
Provision for decreases in losses associated with bankruptcy filings of Northwest and Mesaba	-	(1,048)
Impairment of goodwill and aircraft lease return costs	13,548	-
Total operating expenses	819,178	734,963
Operating income	45,607	52,411
Operating income as a percentage of operating revenues	5.3%	6.7%
Nonoperating (expense) income:
Interest expense	(34,661)	(8,853)
Impairment of auction rate securities	(16,800)	-
Interest income	6,870	11,601
Loss on sale of unsecured claim	-	(4,144)
Miscellaneous income, net	281	22
Total nonoperating expense	(44,310)	(1,374)
Income before income taxes	1,297	51,037
Income tax expense	(6,204)	(16,400)
Net (loss) income	$(4,907)	$34,637
Basic (loss) earnings per share	$(0.27)	$1.66
Diluted (loss) earnings per share	$(0.27)	$1.50
Shares used in computing basic (loss) earnings per share	17,865	20,897
Shares used in computing diluted (loss) earnings per share	17,865	23,116

Pinnacle Airlines Corp.
Condensed Consolidated Balance Sheets
(in thousands, except share data)
	December 31, 2008	December 31, 2007
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$69,469	$26,785
Restricted cash	5,417	5,327
Short-term investments	-	186,850
Receivables, net of allowances of $135 in 2008 and $131 in 2007	31,619	31,107
Spare parts and supplies, net of allowances of $4,213 in 2008 and $2,536 in 2007	17,106	16,030
Prepaid expenses and other assets	8,160	16,535
Deferred income taxes	14,338	12,285
Income taxes receivable	31,117	-
Total current assets	177,226	294,919
Property and equipment
Flight equipment	723,529	162,374
Aircraft pre-delivery payments	5,721	81,425
Other property and equipment	45,769	39,969
	775,019	283,768
Less accumulated depreciation	(54,262)	(28,358)
Net property and equipment	720,757	255,410
Investments in auction rate securities	116,900	-
Deferred income taxes	45,004	79,856
Other assets, primarily aircraft lease deposits	33,723	28,528
Debt issuance costs, net of amortization of $1,117 in 2008 and $636 in 2007	6,505	4,598
Goodwill	18,422	28,206
Intangible assets, net of amortization of $5,180 in 2008 and $3,594 in 2007	14,585	17,071
Total assets	$1,133,122	$708,588

Liabilities and stockholders’ equity
Current liabilities
Short-term notes payable and current maturities of long-term debt	$44,116	$9,910
Bank line of credit	8,275	8,375
Pre-delivery payment facilities	4,075	63,603
Accounts payable	29,962	33,062
Deferred revenue	23,851	24,099
Income taxes payable	-	2,356
Accrued expenses and other current liabilities	75,136	102,054
Total current liabilities	185,415	243,459
Senior convertible notes, less $12.0 million of current portion	109,000	121,000
Long-term debt, less current maturities	502,741	71,812
Credit facility	90,000	-
Deferred revenue, net of current portion	192,191	209,752
Capital leases, net of current portion	2,601	3,668
Other liabilities	2,581	1,075
Commitments and contingencies
Stockholders’ equity
Series A preferred share, stated value $100 per share; one share authorized and issued, retired on January 4, 2008	-	-
Common stock, $0.01 par value; 40,000,000 shares authorized; 22,514,782 and 22,402,999 shares issued, respectively	225	224
Treasury stock, at cost, 4,450,092 shares	(68,152)	(68,152)
Additional paid-in capital	93,814	91,165
Accumulated other comprehensive income	(17,172)	(10,200)
Retained earnings	39,878	44,785
Total stockholders’ equity	48,593	57,822
Total liabilities and stockholders’ equity	$1,133,122	$708,588

Pinnacle Airlines Corp.
Condensed Consolidated Statements of Cash Flows (Unaudited)
 (in thousands)
	Years Ended December 31,
	2008	2007
Cash provided by operating activities	$28,605	$275,480
Cash provided by (used in) investing activities	20,605	(220,133)
Cash used in financing activities	(6,526)	(29,267)
Net increase in cash and cash equivalents	42,684	26,080
Cash and cash equivalents at beginning of period	26,785	705
Cash and cash equivalents at end of period	$69,469	$26,785

Pinnacle Airlines Corp.
Operating Statistics (Unaudited)

	Pinnacle Airlines, Inc.
	Three Months Ended December 31,				Years Ended December 31,
	2008		2007	Change	2008	2007	Change
Other Data:
Revenue passengers (in thousands)	2,623		2,519	4%	10,393	9,996	4%
Revenue passenger miles (in thousands)	1,221,750		1,149,586	6%	4,844,526	4,620,861	5%
Available seat miles “ASMs” (in thousands)	1,605,215		1,476,501	9%	6,320,269	6,004,680	5%
Passenger load factor	76.1%		77.9%	(1.8) pts.	76.7%	77.0%	(0.3)pts.
Operating revenue per ASM (in cents)	9.65		10.27	(6)%	9.70	9.91	(2)%
Operating cost per ASM (in cents)	8.79		9.30	(5)%	8.86	8.96	(1)%
Operating revenue per block hour	$1,393		$1,382	1%	$1,384	$1,356	2%
Operating cost per block hour	$1,269		$1,251	1%	$1,264	$1,225	3%
Block hours	111,167		109,787	1%	442,911	438,988	1%
Departures	67,325		65,820	2%	267,893	265,418	1%
Average daily utilization (block hours)	8.67		8.53	2%	8.78	8.73	1%
Average stage length (miles)	456		453	1%	460	455	1%

Number of operating aircraft (end of period)
CRJ-200	124		137	(9)%
CRJ-900	18	(1)	1	1700%
Employees (end of period)	4,204		4,008	5%

(1)  On October 1, 2008, we entered into an agreement with Delta to operate on a short-term basis seven additional CRJ-900 aircraft

Pinnacle Airlines Corp.
Operating Statistics (Unaudited)

	Colgan Air, Inc.
	Three Months Ended December 31,				Years ended December 31,
	2008	2007	Change		2008	2007	Change

Pro Rate Agreements:
Revenue passengers (in thousands)	298	386	(23)%		1,380	1,498	(8)%
Revenue passenger miles (in thousands)	51,564	71,281	(28)%		249,520	277,326	(10)%
ASMs (in thousands)	111,223	155,619	(29)%		558,389	599,402	(7)%
Passenger load factor	46.4%	45.8%	0.6 pts.		44.7%	46.3%	(1.6) pts.
Passenger yield (in cents)	83.46	69.21	21%		78.94	69.27	14%
Operating revenue per ASM (in cents)	38.69	31.70	22%		35.28	32.05	10%
Operating revenue per block hour	$1,875	$1,530	23%		$1,716	$1,517	13%
Block hours	22,955	32,242	(29)%		114,816	126,675	(9)%
Departures	20,172	27,189	(26)%		97,174	107,171	(9)%
Fuel consumption (in thousands of gallons)	3,167	4,214	(25)%		14,761	16,797	(12)%
Average price per gallon	$2.41	$2.71	(11)%		$3.33	$2.36	41%
Average fare	$145	$128	13%		$143	$128	12%

Capacity Purchase Agreement:
Revenue passengers (in thousands)	383	-	N/A		1,153	-	N/A
Revenue passenger miles (in thousands)	112,025	-	N/A		326,627	-	N/A
ASMs (in thousands)	176,990	-	N/A		501,832	-	N/A
Passenger load factor	63.3%	-	N/A		65.1%	-	N/A
Operating revenue per ASM (in cents)	11.05	-	N/A		10.86	-	N/A
Operating revenue per block hour	$1,470	-	N/A		$1,432	-	N/A
Block hours	13,307	-	N/A		38,074	-	N/A
Departures	8,389	-	N/A		24,461	-	N/A

Total Colgan:
Block hours	36,262	32,242	12%		152,890	126,675	21%
Departures	28,561	27,189	5%		121,635	107,171	13%
ASMs (in thousands)	288,214	155,619	85%		1,060,221	599,402	77%
Total operating cost per ASM (in cents)	20.88	34.87	(40)%		24.49	32.94	(26)%
Total operating cost per block hour	$1,659	$1,683	(1	) %	$1,698	$1,559	9%

Average daily utilization (block hours)	7.13	7.20	(1	) %	7.51	7.32	3%
Average stage length (miles)	228	178	28%		228	170	34%
Number of operating aircraft (end of period)
Saab 340	34	40	(15)%
Beech 1900	2	7	(71)%
Q400	15	-	100%
Employees	1,324	1,202	10%

Pinnacle Airlines Corp.
Reconciliation of Non-GAAP Disclosures (Unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,
	2008	2007	% Increase (Decrease)
Net (loss) income:
Net (loss) income in accordance with GAAP	$(3,826)	$6,706	(157)%
Add: Impairment of auction rate securities, net of tax	7,782	-	100%
Non-GAAP net income	$3,956	$6,706	(41)%

Diluted (loss) earnings per share:
Diluted (loss) earnings per share in accordance with GAAP	$(0.21)	$0.32	(166)%
Add: Impairment of auction rate securities, net of tax	0.43	-	100%
Non-GAAP diluted earnings per share	$0.22	$0.32	(31)%

	Years Ended December 31,
	2008	2007	% Increase (Decrease)
Colgan operating income (loss):
Colgan operating loss in accordance with GAAP	$(7,913)	$(5,053)	57%
Add: Impairment of goodwill and aircraft lease return costs	13,548	-	100%
Colgan non-GAAP operating income (loss)	$5,635	$(5,053)	(212)%

Colgan operating margin:
Colgan operating margin in accordance with GAAP	(3.1)%	(2.6)%	0.5 pts.
Add: Impairment of goodwill and aircraft lease return costs	5.3%	-	5.3 pts.
Colgan non-GAAP operating margin	2.2%	(2.6)%	4.8 pts.

Consolidated operating income:
Operating income in accordance with GAAP	$45,607	$52,411	(13)%
Add: Impairment of goodwill and aircraft lease return costs	13,548	-	100%
Non-GAAP operating income	$59,155	$52,411	13%

Consolidated operating margin:
Operating margin in accordance with GAAP	5.3%	6.7%	(1.4) pts.
Add: Impairment of goodwill and aircraft lease return costs	1.5%	-	1.5 pts.
Non-GAAP operating margin	6.8%	6.7%	0.1 pts.

Net income:
Net (loss) income in accordance with GAAP	$(4,907)	$34,637	(114)%
Add: Impairment of goodwill and aircraft lease return costs, net of tax	8,688	-	100%
Add: Impairment of auction rate securities, net of tax	16,091	-	100%
Add: Loss on sale of unsecured claim, net of tax	-	2,635	(100)%
Non-GAAP net income	$19,872	$37,272	(47)%

Diluted EPS:
Diluted (loss) earnings per share in accordance with GAAP	$(0.27)	$1.50	(118)%
Add: Impairment of goodwill and aircraft lease return costs, net of tax	0.48	-	100%
Add: Impairment of auction rate securities, net of tax	0.90	-	100%
Add: Loss on sale of unsecured claim, net of tax	-	0.11	(100)%
Non-GAAP diluted earnings per share	$1.11	$1.61	(31)%